Exhibit 6.3

TECHNOLOGY AND SERVICE AGREEMENT

THIS TECHNOLOGY AND SERVICE AGREEMENT (the “Agreement”) is made as of this April 27, 2020, between Efund City Platform LLC (“Platform”), a Delaware limited liability company, and EFUND CITY METRO INCOME FUND LLC, a Delaware limited liability company (the “Company”), to act as the Company’s online and mobile application technology platform (the “Platform”) in connection with the Company’s proposed offering promulgated under Regulation A (“Reg A+”) under the Securities Act of 1933, as amended (the “Securities Act”), (the “Offering”) of Membership Interests (the “Securities”).

WHEREAS, Platform is a wholly-owned subsidiary of Efund City Holding LLC. Platform owns and operates the website https://www.efundcity.com and through a mobile application of “EfundCity” as technology platforms that permit issuers to independently connect with prospective Investors (as defined below) on the Platform.

WHEREAS, the Company and Platform wish to work cooperatively based upon the terms and conditions herein.

NOW, THEREFORE, the undersigned, in consideration of the foregoing and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, mutually hereby agree as follows:

1. Appointment. Subject to the terms and conditions of this Agreement, the Company hereby engages Platform, and Platform hereby agrees to provide, the services detailed herein as the Company’s funding platform in connection with the Offering. The Company will be permitted to make available certain offering documents to prospective Investors (as defined below) on the Platform. The Company acknowledges that Platform is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisors Act”), and that Platform will not perform any activities requiring registration with or membership of the Financial Industry Regulatory Authority (“FINRA”) or the Securities and Exchange Commission (the “SEC”).

2. Services. Subject to the terms of this Agreement, Platform agrees to permit the Company to conduct the Offering on the Platform, which can be utilized by the Company for “testing the waters” and the offering and sale of securities pursuant to Reg A+. The Company’s use of the Platform shall be subject to the terms of use and privacy policy, which may be amended from time to time, posted on the Platform. Platform grants the Company a revocable license to use the Platform in accordance with the terms of this Agreement.

3. Information and Offering Materials.

(a) The Company recognizes that, in completing its engagement hereunder, Platform may be using and relying on both publicly available information and principally on data, material and other information (including non-public information) furnished to Platform by the Company. The Company will furnish to prospective Investors any and all information and data concerning the Company, its business, financial condition and plans for the Offering that are required by state and Federal securities regulations (the “Information”), including any “test-the-waters” communications and materials which summarize the opportunity for potential investors to be used in connection with the Offering to the extent such material is made available (collectively, the “Offering Materials”). Platform grants the Company a limited, revocable, non-exclusive, non-transferable license to post the Offering Materials on the Platform for the term of the engagement. Platform shall be entitled to rely upon any representations, warranties or covenants made by the Company or any third party disclosed in the Offering Materials to the Company or by the Company to the potential and actual investors and any third party. The Company agrees to cooperate with all reasonable requests from Platform public relations and marketing initiatives for the Platform.

(b) Until the date that is two years from the date hereof, Platform will keep all information obtained from the Company confidential except: (i) Offering Materials which are provided to Platform to be made available on the Platform and the Offering Circular filed with the SEC; (ii) Offering information such as the number of reservations, amount reserved, funding goals, etc. (iii) information which is otherwise publicly available, or previously known to or obtained by, Platform independently of the Company and without breach of any of Platform’s agreements with the Company; (iv) Platform may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will require that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (x) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Platform, (y) was known or became known by Platform prior to the Company’s disclosure thereof to Platform as evidenced by written records, (z) becomes known to Platform from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; (v) is disclosed by the Company to a third party without restrictions on its disclosure; (vi) is independently developed by Platform as evidenced by written records; or (vii) is required to be disclosed by Platform or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

4. Compensation. For the Platform services described in Section 2, the Company shall not be required to pay any fee.

5. Term of Engagement. This Agreement will remain in effect for 12 months from the date of this Agreement. This Agreement will automatically renew after 12 months.

6. Mutual Indemnification. The Company and Platform agree to indemnify and hold each other harmless from and against any and all claims, demands, losses, causes of action, damages, lawsuits, judgments, including attorney’s fees and costs, to the extent caused by or arising out of or relating to the work, errors, omissions and/or operations of the other party. The Company will indemnify and hold harmless Platform, its directors and officers and each person, if any, who controls Platform against any losses, claims, damages or liabilities, joint or several, to which Platform may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any of the material provided by the Company to appear on Platform’s Platform or filed with the SEC, or any amendment or supplement thereof. The Company shall reimburse Platform for any legal or other expenses reasonably incurred in connection with investigation or defense or loss, claim, damage, liability or action referred to in the previous sentence as such expenses are incurred. The Company will not, however, be responsible for any claims, losses, damages, liabilities, or expenses, which are finally judicially determined to have resulted solely from Platform’s gross negligence or intentional misconduct. The Company shall assume the defense of such action, including the employment and fees of counsel (reasonably satisfactory to Platform) and payment of reasonable and accountable expenses.

7. Representations and Warranties. Each of the Company and Platform represents and warrants that (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms. The Company acknowledges that Platform will not be required to independently verify the accuracy and adequacy of such information supplied or disclosed to potential Investors.

8. Parties; Assignment; Independent Contractor; Governing Law; No Tax Advice. This Agreement has been and is made solely for the benefit of the parties hereto and each of their respective persons, agents, employees, officers, directors and controlling persons and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this section. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

9. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

To: Platform	Efund City Platform LLC
888 7th Avenue, 28th Floor
New York, NY
Attn: CEO

To: Company:	EFUND CITY METRO INCOME FUND LLC
888 7th Avenue, 28th Floor
New York, NY
Attn: CEO
888 7th Avenue, 28th Floor

10. Disclaimer. To the fullest extent permissible by law, neither Platform nor any other party involved in creating, producing, or delivering the Platform shall be liable to the Company or any third-party for any lost profits or lost opportunity, or for any direct, incidental, consequential, special, indirect or punitive damages arising out of the Company’s access to, or use of, the Platform. In addition, the Company acknowledges that it will be solely accountable for all content on and relating to the Offering on Platform.

11. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

12. Entire Agreement Counterparts; Amendments. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

EFUND CITY PLATFORM LLC,

By:	/s/ Fan Liu
Name:	Fan Liu
Title:	Manager

EFUND CITY METRO INCOME FUND LLC

By:	/s/ Fan Liu
Name:	Fan Liu
Title:	CEO

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